Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

May 15, 2014

Board of Directors

Smoky Market Foods, Inc.

1511 E. 2nd St.

Webster City, IA 50595

Sent via email

To the Board of Directors:

Effective immediately, the CPA firm of Silberstein Ungar, PLLC is resigning as independent auditor for Smoky Market Foods, Inc.

We have had no disagreements with Company management over accounting issues or accounting policies.

We wish you the best of luck in the future.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC